EXHIBIT 99.1


July 8, 2001

Mr. C. Michael Armstrong
Chairman and CEO
AT&T Corp.
32 Avenue of the Americas
New York, NY 10013

Dear Mike:

Over many months of discussions we have shared a vision that AT&T Broadband and Comcast should be combined to create the world's leader in broadband communications. We believed those discussions were progressing towards a tax-free transaction that would dramatically accelerate your own plan to separate the broadband company. It is unfortunate that we were not able to agree on a basis for continuing our dialogue. Accordingly, we submit this offer to you for consideration by your Board before a proxy statement relating to your broadband tracking stock proposal is sent to your shareholders later this month.

Under our proposal Comcast would issue 1.0525 billion shares with a value of $44.5 billion based on Friday's closing price and assume $13.5 billion in debt for your core broadband business, which is composed of your 13.5 million cable subscribers as well as your joint venture interests. In addition, we are prepared to acquire your interests in TWE, Cablevision and Rainbow by assuming more debt and issuing more equity to reflect their values. Under our proposal your shareholders would own a majority of the economic and voting interests of the combined company in a transaction that would be tax-free to AT&T and all shareholders.

Our proposal values your core broadband business at $58 billion, which represents 30x both 2000 EBITDA and annualized first quarter 2001 EBITDA. AT&T shareholders would receive Comcast shares valued at $12.60 per AT&T share based on Friday's closing price, while retaining complete ownership of AT&T's historical communications business that according to published reports has a value approaching $70 billion on a standalone basis.This combined value is dramatically higher than your current market value per share of $16.80 after giving effect to the spin-off of AT&T Wireless.

Your shareholders would receive significantly more value through a combination with Comcast than through your planned restructuring. Not only does our proposal avoid the market risks, costs and uncertainties inherent in the planned broadband IPO, it values your business at a significant premium to your potential public market valuation. At 30x AT&T Broadband's annualized first quarter 2001 EBITDA, our offer far exceeds the trading multiple of any publicly traded broadband company. Put another way, our proposal delivers a very substantial premium over published reports of the estimated value of your broadband business.

After combining our broadband businesses, your shareholders will retain a majority of the future appreciation resulting from substantial combination benefits. Upon full integration of our broadband businesses, we expect the combination benefits will amount to at least $1.25 billion annually. This benefit could eventually increase to between $2.6 and $2.8 billion annually as we work together to raise the level of your margins. None of these figures take account of any new content, internet or other value creating opportunities. As a result of these combination benefits, merging our broadband companies will clearly be value accretive to both groups of shareholders.

Given the strength of Comcast's balance sheet we are confident that the new company would have an investment grade debt rating, a view which is shared by our financial advisors, Morgan Stanley, JP Morgan and Merrill Lynch.

We understand that there were concerns within AT&T about Comcast's voting structure. As you know, multi-class structures are common in our industry and have not affected stock trading values. Our Class A Special shares have outperformed the cable composite index, the S&P 500 and the Nasdaq in each of the last one, three, five, seven and ten year periods. We are confident that your shareholders would welcome our currency. In fact, 38 of your 50 largest institutional shareholders also have significant investments in Comcast.

Our proposal is subject to the negotiation of a definitive merger agreement.
We are prepared to deliver a draft merger agreement as soon as you wish. We are confident that the combination does not present any significant regulatory issues.

In light of the significance of this proposal to both your shareholders and ours, we are publicly releasing the text of this letter.

We hope that you will work with us to make this vision a reality.

Respectfully submitted,

Ralph J. Roberts - Chairman of the Board

Brian L. Roberts - President